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                                                                    EXHIBIT 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Shelf Registration Statement Form S-3 and the related Prospectus of Pulte Corporation for the registration of $500,000,000 of Senior Debt Securities, Subordinated Debt Securities, Common Stock, Stock Purchase Contracts and Stock Purchase Units and to the incorporation by reference therein of our report dated January 20, 2000, with respect to the financial statements and schedule of Pulte Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.



                                                               ERNST & YOUNG LLP


Detroit, Michigan
January 31, 2001